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                                register.com(TM)


                                                                  July 7th, 2000

Cindy Horowitz
11 Seneca Road
Scarsdale, N.Y.  10583
(914) 472-7928

RE:      Offer Letter

This will confirm our offer of employment and the terms of your employment by Register.com, Inc. (the "Company" or "Employer").

         1. Position and Duties. You will be employed by the Company as an "at will" employee, with the title of Vice President and Chief Financial Officer. Your duties will be as directed by, and you will report directly to, Richard D. Forman, the President and Chief Executive Officer of the Company, or his designee.

         2. Base Salary. You will be paid a base salary at the annual rate of $200,000, payable on a bi-weekly basis, less applicable withholdings, based upon full time employment with the Company and commencing on the date you start your full time employment. It is understood that you will begin your employment with the Company on a part-time basis beginning the week of July 10, 2000 as mutually agreed to by you and by the Company.

         During your part-time employment with the Company, you will be paid at the rate of $1,153.85 for each day that you work for the Company.

         3. Guaranteed Bonus. You will be guaranteed to receive a bonus at the annual rate of $100,000 based upon full time employment with the Company. The bonus will be paid on a monthly basis. You must be actively employed by the Company at such time to receive the guaranteed bonuses awarded to you and the bonus will be considered as additional salary in calculating any benefit or other bonus plan that is tied to salary. The guaranteed bonus is subject to applicable withholdings.

         4. Senior Executive Bonus. You will be eligible to receive a senior executive bonus based upon the Company's performance against Company goals. You must be actively employed by the Company at such time to receive the senior executive bonus awarded to you. The senior executive bonus is subject to applicable withholdings.

         5. Review. You will be reviewed approximately every twelve (12) months from your start date.

         6. Parking expense. The Company will reimburse the cost of your monthly parking expenses for the duration of your employment.

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Cindy Horowitz
July 7th, 2000

         7. Vacation and Benefits Packages. You will be eligible to participate in the Company's standard vacation and benefit packages and all subsequent revisions thereto as in effect from time to time. In no event, however, shall you receive less than four weeks of vacation for every year that you work. Therefore, your vacation allowance will accrue at the rate of 1.66 days per month.

         8. Medical Insurance. You will be eligible to participate in the firm's current medical insurance program after a three (3) month waiting period.

         9. Stock Options. Subject to approval of the Compensation Committee, you shall receive the right (the "Option") to purchase 155,000 shares of common stock of the Company at the price to be set forth in the Stock Option Agreement. The Option shall not vest nor be exercisable until six months from the date that you commence full time employment with the Company (the "Blackout Period"). At the expiration of the Blackout Period, the Option shall vest and become exercisable monthly as to approximately [1/42nd] of all shares of common stock subject to the Option. In the event that you begin employment with the Company during the week of July 10, 2000, then the strike price of your options will be the lower of (a) $35 per share or (b) the closing price on the day that the compensation committee grants you your stock options. In the event that you begin work during the week of September 5, 2000, then the strike price of your options will be the lower of (a) the closing price on the date of grant or (b) the median closing price during the calendar month prior to September 5, 2000. The Option is subject to the standard terms and conditions of the Company's 2000 Equity Incentive Plan; however, you understand that your stock options will most likely be treated as non-qualified stock options (NQSO).

         If you are terminated without cause within four (4) months of a change in control of the Company, all of your unvested options will vest immediately.

         10. Severance. Notwithstanding that your status would be as an at-will employee, in the event the Company terminates your employment without "cause" at any time following the start date of your employment, (a) you will be eligible to receive the base salary and guaranteed bonus to which you would have been entitled to receive for a period of one full year from the effective date of notice of termination (b) any Options that would have vested during such one year period shall be deemed to have vested as of the effective date of termination.

The term "cause" as used in this Section 10 shall mean: (1) any action by you constituting fraud, self-dealing, embezzlement, or dishonesty in the course of your employment hereunder; (2) any conviction of a crime involving moral turpitude; (3) any action by you constituting sexual harassment or discrimination in the course of your employment hereunder; (4) any action of yours, regardless of its relation to your employment, that has brought or reasonably could bring the Company into substantial public disgrace or disrepute; (5) failure by you to take and pass any randomly administered drug test; (6) failure by you after reasonable written notice promptly to comply with any valid and legal directive of the Board of Directors or the Chief Executive

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Cindy Horowitz
July 7th, 2000

Officer; (7) a breach by you of any of your obligations under the Proprietary Information, Inventions and Non-Solicitation Agreement in the form attached hereto as Exhibit A (the "PIIN Agreement"); (8) a failure by you to perform adequately your responsibilities to the Company as demonstrated by objective and verifiable evidence showing that the business operations under your control have been materially harmed as a result of your gross negligence or willful misconduct; or (9) you fail to become a full-time employee on or before September 8th, 2000. Nothing herein shall be construed to alter the fact that the Employee is an employee-at-will.

         11. Disability Severance. Notwithstanding the preceding, in the event that your employment is severed for cause due solely to a disability which prevents you from being able to perform your duties, the Company will provide you with up to a maximum of six (6) months salary and guaranteed bonus (paid on a monthly basis). Disability Severance payments will begin upon the termination of your disability insurance. These Disability Severance payments will be paid on a monthly basis for so long as you use your best efforts to secure full time employment yet remain unemployed. You agree that at this time, you have no pre-existing conditions which may or might result in your being terminated by the firm due to any short-term or long-term disability and that you are currently covered by disability insurance and will remain so throughout the term of your employment.

         12. Employment Relationship. This Is Not A Contract of Employment. Notwithstanding any provision of this agreement, either party can terminate Employee's employment at any time with or without cause. Advance notice by either party is to be given to the other party according to the following schedule:

         During the first three (3) months of your employment   None
         After three (3) months of employment                   Thirty (30) days

Provided, however, the Company shall not be required to provide any prior notice where the Employee's employment is being terminated for "cause."

         13. PINN Agreement. In order to accept this offer of employment, you must sign a counterpart of this offer letter and execute and deliver the Proprietary Information, Inventions and Non-Solicitation Agreement in the form attached hereto as Exhibit A.

         14. Governing Law. This offer will be governed by the laws of the State of New York, without reference to any conflicts of law principles, and any action, suit or proceeding arising under or out of this agreement or any of the transactions or relationships contemplated hereby will be resolved solely in the state or federal courts located in New York County in the State of New York. We both hereby submit to the jurisdiction of such court for such purpose.

         15. Complete Understanding. This letter represents your complete understanding of the terms of employment that have been offered to you and you

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Cindy Horowitz
July 7th, 2000

are not relying on any discussions or agreements outside of this letter, other than as indicated above. Changes in the terms of your employment may be modified only in a document signed by the parties and referring explicitly hereto.

         16. Duration of Offer. This offer will be in force until July 7th, 2000, and you must commence your full-time employment no later than the week of September 5th, 2000.

If the above accurately reflects our agreement, kindly so signify by signing the enclosed copy of this letter in the space provided below and returning it to the undersigned.


Cindy Horowitz                              register.com, inc.


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Sworn to before me this _____ day of        Sworn to before me this _____ day of
_______________, 2000                       _______________, 2000



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Notary Public                               Notary Public